2025 FULL YEAR RESULTS

Hello everyone,

Unlocking value in Liberty Telecom

Today we also made two key announcements:

First, in Benelux, we announced our intent to acquire Vodafone's 50% stake in VodafoneZiggo. We are also in the process of selling 50% of our stake in Wyre, with proceeds earmarked to support deleveraging of Telenet. Together with the rationalization of the Belgian fiber market, this will allow us to bring the Dutch and Belgian businesses under a new parent company, Ziggo Group. This structure creates clearer strategic and financial alignment and supports our plan to list Ziggo Group and spin our majority interest in 2027, following the success of Sunrise.

My best,
Mike